EXHIBIT 10.3
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) dated as of the 15th day of September, 2008, between Michael W. Taylor (“Employee”) and America Service Group Inc., a Delaware Corporation (the “Company”).
     WHEREAS, the Company has heretofore employed Employee as Senior Vice President and Chief Financial Officer of the Company pursuant to that certain Employment Agreement, dated October 15, 2001; and
     WHEREAS, the Board of Directors (the “Board”) of the Company desires to foster the continued employment and services of the Employee in his executive officer positions and appoint Employee as a member of the Board effective the date hereof (the “Transition Date”); and
     WHEREAS, in connection with the appointment of Employee to the Board, the parties agree to make certain amendments to Employee’s compensation and benefits structure.
     NOW, THEREFORE, the parties hereby agree as follows:
     1. Employment and Duties. The Company hereby employs the Employee as Executive Vice President and Chief Financial Officer of the Company and Employee shall perform such duties and services as are normally associated with such offices and titles for which he is employed.
     2. Directorship. The parties agree that the Company will appoint Employee as a member of the Board effective as of the date hereof. Employee shall be covered by such directors and officers insurance as is available to the directors of the Company from time to time.
     3. Performance. From the date hereof, Employee agrees to actively devote all of his time and effort during normal business hours as agreed with the Company, to the performance of his duties hereunder and to use his reasonable best efforts and endeavors to promote the interests and welfare of the Company, provided that Employee may (i) engage in civic and charitable activities for which Employee receives no compensation or other pecuniary advantage, including services on the board, a committee or similar governing body of a charitable or community based organization and (ii) subject to the restrictions in Section 9 and applicable fiduciary duties, invest his personal assets in businesses, provided that Employee does not provide any personal services to such businesses.
     4. Term. The term of Employee’s employment hereunder shall commence as of the date hereof and shall continue as an employment at will, subject to the contractual rights upon termination as set forth herein, unless terminated by written notice from either party to the other at least thirty (30) days prior to termination. The effective date of termination pursuant to the terms of this Agreement is herein referred to as the “Termination Date.”

     5. Compensation.
     (a) Base Salary. For all services rendered by Employee, the Company agrees to pay Employee: (i) a salary (the “Base Salary”) at an annual rate of not less than Three Hundred Seventeen Thousand Two Hundred Twenty Dollars ($317,220) payable in accordance with the Company’s payroll practices; plus (ii) such additional compensation as the Incentive Stock and Compensation Committee of the Board (the “Committee”) shall from time to time determine; provided that on January 1, 2009, the Base Salary shall be increased to an annual rate of not less than Three Hundred Eighty-Five Thousand Dollars ($385,000). The Company shall review the Base Salary on an annual basis provided that in no event shall the review result in a reduction in Base Salary.
     (b) Bonus. In the event that Employee does not terminate his employment with the Company on or prior to the close of business on December 31, 2009 (other than a termination by the Employee with good reason (as hereinafter defined)) and the Company does not terminate the Employee for cause (as hereinafter defined) on or prior to December 31, 2009, Employee will be eligible for a stay bonus in an amount equal to the greater of (i) One Hundred Fifty Thousand Dollars ($150,000), or (ii) the amount Employee will have then earned under the annual incentive plan for the calendar year ended December 31, 2009, which bonus shall be paid as soon as practicable following December 31, 2009 but in no event, later than March 15, 2010; provided that, if Employee’s employment is terminated due to death or disability (as hereinafter defined) of Employee prior to the close of business on December 31, 2009, the Employee (or his estate, as applicable) will be eligible for a stay bonus in the amount set forth above, pro rated for the period from the date of this Agreement through the date of termination of employment. After December 31, 2009, the Employee shall be eligible to participate in any bonus plan (if any) otherwise generally made available to other senior executive employees of the Company.
     6. Employee Benefits. During the period of his employment under this Agreement, Employee shall be entitled to vacation, insurance, and other employment benefits customarily provided by the Company to its executives, including increased, decreased or changed benefits as are from time to time provided to the Company’s executives generally; provided that the Company shall not reduce the number of paid days off or reduce the number of such days earned by the Employee during any pay period.
     7. Expenses. The Company shall promptly pay or reimburse Employee for all reasonable expenses incurred by him in connection with the performance of his duties and responsibilities hereunder, including, but not limited to, payment or reimbursement of reasonable expenses paid or incurred for travel and entertainment relating to the business of the Company.
     8. Termination.
     (a) Certain Definitions
     (i) Acquiring Person means that a Person (other than the Employee or any of the Employee’s affiliates), considered alone or as part of a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, is or becomes directly or indirectly the beneficial owner (as defined in

Rule 13d-3 under the Exchange Act) of securities representing at least fifty percent (50%) of the Company’s then outstanding securities entitled to vote generally in the election of the Board
     (ii) Cause. For purposes of this Agreement “cause” shall mean: (i) breach by the Employee of the material terms of this Agreement after written notice of such breach provided to the Employee and Employee’s failure to cure such breach within 30 days following the date of such notice, (ii) intentional commission of an act, or failure to act, in a manner which constitutes dishonesty or fraud or which has a direct material adverse effect on the Company or its business; (iii) Employee’s conviction of or a plea of guilty to any felony or crime involving moral turpitude; (iv) incompetence, as determined by the Board, using reasonable standards after written notice of such incompetence provided to the Employee and Employee’s failure to cure such incompetence within 30 days following the date of such notice; (v) drug and/or alcohol abuse which impairs Employee’s performance of his duties or employment; (vi) breach of the duty of loyalty to the Company, whether or not involving personal profit, as determined by the Board using applicable corporate governance standards; or (vii) failure to follow the directions of the Chief Executive Officer of the Company within 30 days following the date of notice to Employee of such failure provided that the directions are not inconsistent with Employee’s duties and further provided that Employee is not directed to violate any law or take any action that he reasonably deems to be immoral or unethical.
     (iii) Change in Control means (i) a Person is or becomes an Acquiring Person; (ii) holders of the securities of the Company entitled to vote thereon approve any agreement with a Person (or, if such approval is not required by applicable law and is not solicited by the Company, the closing of such an agreement) that involves the transfer of all or substantially all of the Company’s total assets on a consolidated basis, as reported in the Company’s consolidated financial statements filed with the Securities and Exchange Commission; (iii) holders of the securities of the Company entitled to vote thereon approve a transaction (or, if such approval is not required by applicable law and is not solicited by the Company, the closing of such a transaction) pursuant to which the Company will undergo a merger, consolidation, or statutory share exchange with a Person, regardless of whether the Company is intended to be the surviving or resulting entity after the merger, consolidation, or statutory share exchange, other than a transaction that results in the voting securities of the Company carrying the right to vote in elections of persons to the Board outstanding immediately prior to the closing of the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% (fifty percent) of the Company’s voting securities carrying the right to vote in elections of persons to the Company’s Board, or such securities of such surviving entity, outstanding immediately after the closing of such transaction; or (iv) the Continuing Directors cease for any reason to constitute a majority of the Board.

     (iv) Continuing Director means any member of the Board, while a member of the Board and (i) who was a member of, or was appointed to, the Board on the date hereof or (ii) whose nomination for or election to the Board was recommended or approved by a majority of the then Continuing Directors
     (v) Disability. For purposes of this Agreement, “disability” shall mean Employee’s failure to or be unable to perform the duties required hereunder because of any physical or mental infirmity, and such failure or inability continuing for any six (6) consecutive months while Employee is employed hereunder as determined by the Board using reasonable standards.
     (vi) For Good Reason. The termination of Employee’s employment hereunder shall be “for good reason” for purposes of this Agreement if it occurs no later than six (6) months following the initial existence of one or more of the following conditions arising without the consent of Employee: (1) a material diminution in Employee’s base compensation; (2) a material diminution in Employee’s authority, duties, or responsibilities, including without limitation the failure to appoint Employee to the Board of Directors or the failure by the Company’s Corporate Governance and Nominating Committee (the “Nominating Committee”) or the Board to renominate Employee for election to the Board at the end of any of the Employee’s terms of service as director (excluding any failure to renominate the Employee if the Nominating Committee or the Board has determined, in the exercise of good faith, that Employee has not satisfied or will not satisfy the applicable governance standards to serve as a director (including without limitation standards of applicable law and the Company’s Corporate Governance Standards as may then be in effect) or any failure to renominate the Employee if the election of Employee would cause the Company to violate any applicable listing standards, law, rule or regulation); (3) a material diminution in the authority, duties, or responsibilities of the supervisor to whom Employee is required to report; (4) a material change in the geographic location at which Employee must perform the services; and (5) any other action or inaction that constitutes a material breach by the Company of this Agreement. Employee must provide notice to Company of the existence of any condition described in this Section 8(a)(vi) within a period not to exceed 90 days of the initial existence of the condition, upon the notice of which the Company shall be provided a period of at least 30 days during which it may remedy the condition.
     (vii) Person means any human being, firm, corporation, partnership, or other entity. “Person” also includes any human being, firm, corporation, partnership, or other entity as defined in sections 13(d)(3) and 14(d)(2) of the Exchange Act. The term “Person” does not include the Company or any Related Entity, and the term Person does not include any employee-benefit plan maintained by the Company or any Related Entity, or any person or entity organized, appointed, or established by the Company or any Related Entity for or pursuant to the terms of any such employee-benefit plan, unless the Board determines that such an employee-benefit plan or such person or entity is a “Person”.

     (viii) Related Entity means any entity that is part of a controlled group of corporations or is under common control with the Company within the meaning of Sections 1563(a), 414(b) or 414(c) of the Code.
     (b) Termination at Death. Except as otherwise provided herein, this Agreement shall terminate upon the death of Employee, and the estate of Employee shall be entitled to receive all unpaid amounts due Employee hereunder to such date of death.
     (c) Termination Compensation.
     (i) If Employee’s employment hereunder is terminated hereunder for any reason or no reason, the Company shall pay the Employee his full Base Salary through the Termination Date, plus, within five (5) business days of the Termination Date, any bonuses, incentive compensation, or other payments due which pursuant to the terms of any compensation or benefit plan have been earned or vested prior to or as of the Termination Date.
     (ii) If (1) Employee’s employment is terminated by the Company without cause, (2) Employee’s employment is terminated by the Employee for good reason, or (3) there is a change in control, all unexercised options, restricted stock or similar awards granted to Employee by the Company, whether before or after the date hereof, shall accelerate and shall immediately vest.
     (iii) If (1) Employee’s employment is terminated by the Company (x) without cause, (y) because of Employee’s death or disability, or (z) within one year following a change in control or (2) Employee’s employment is terminated by the Employee (y) for good reason or (z) within one year following a change in control but no later than the 10th day of the third month following the end of the year in which the change in control occurs, the Company shall pay the Employee the following:
     (I) within five (5) business days following the Termination Date (but no later than the 15th day of the third month following the end of the year in which the change in control occurs in the case of Employee’s termination of employment by Employee following a change in control), his full Base Salary through the Termination Date, plus any bonuses, incentive compensation, or other payments due which pursuant to the terms of any compensation or benefit plan have been earned or vested as of the Termination Date;
     (II) within five (5) business days following the Termination Date, (but no later than the 15th day of the third month following the end of the year in which the change in control occurs in the case of Employee’s termination of employment by Employee following a change in control), to compensate for all accrued but unpaid holiday and annual leave (vacation) under the

Company’s paid leave plan, an amount equal to the Employee’s then current Base Salary multiplied by the quotient of (A) the total number of leave days accrued, divided by (B) the total number of work days in the fiscal year in which the Termination Date occurs;
     (III) within five (5) business days following the Termination Date, (but no later than the 15th day of the third month following the end of the year in which the change in control occurs in the case of Employee’s termination of employment by Employee following a change in control), a lump sum severance payment in an amount equal to two-hundred percent (200%) of the greater of (A) the incentive compensation that the Employee could have earned under the Company’s annual incentive plan for the current fiscal year, said amount to be determined by projecting the then current financial results of the Company on an annualized basis throughout the remainder of the fiscal year, or (B) fifty percent (50%) of the Base Salary as of the Termination Date; and
     (IV) a lump sum payment, paid within five (5) business days following the Termination Date (but no later than the15th day of the third month following the end of the year in which the change in control occurs in the case of Employee’s termination of employment by Employee following a change in control), equal to two times Employee’s Annual Base Salary as of the Termination Date.
     (d) Continuation of Benefits. If (1) Employee’s employment is terminated by the Company (i) without cause, (ii) because of Employee’s death or disability, or (iii) within one year following a change of control or (2) Employee’s employment is terminated by the Employee (i) for good reason or (ii) within one year following a change in control, for the period commencing on the Termination Date and ending on the earlier of (i) eighteen months following the Termination Date; (ii) the last day Employee is permitted to maintain coverage under the Company’s existing group health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); and (iii) the first day Employee is eligible to receive coverage under another employer’s group health insurance plan, the Company shall reimburse Employee for the premiums to continue coverage for Employee and his dependents under the existing group health insurance plan maintained by the Company for the benefit of its officers and employees, provided Employee timely provides the requisite election notice required under COBRA. The Employee shall promptly notify the Company when the Employee becomes eligible to receive similar coverage under another employer’s group health insurance plan.
     (e) Section 409A. The Company and Employee intend, and the Company and Employee intend to construe and interpret this Agreement such, that the payments set forth in this Section 8 will not be subject to the excise and other taxes imposed by Section 409A of the Internal Revenue Code; provided that nothing herein shall cause the Company to be liable for any portion of such excise or other tax or any income tax of Employee (excluding amounts withheld from such payments in accordance with applicable law). In furtherance, but not in limitation of the foregoing: (i) termination of employment under this Agreement shall be administered consistently with a “separation from service” within the meaning of Code section 409A; and (ii) if Employee is a “specified employee” within the meaning of Code section 409A on the date of his separation from service, the payment of benefits hereunder shall be delayed for six (6) months from the date of Employee’s separation from service (except to the extent that any of such benefits are not subject to Code section 409A or are subject to an exception to such delay in payment).
     9. Covenant Not to Compete.
     (a) Covenant. Employee acknowledges that in the course of his employment he will become familiar with the Company’s and its affiliates’ confidential information and that his services are of special, unique and extraordinary value to the Company and its affiliates. Therefore, Employee agrees that, during his employment with the Company, and for twelve (12) months after the Termination Date, neither Employee nor any company with which Employee is affiliated as an employee, consultant or independent contractor, will directly or indirectly engage in any business similar to the Business of the Company, as described below, anywhere in the United States of America, or have interest directly or indirectly in any Business; provided, however, that nothing herein shall prohibit Employee from (i) owning in the aggregate not more than 5% of the outstanding stock of any class of stock of a corporation so long as Employee has no active participation in the business of such corporation; (ii) working for or affiliating with any company which may participate in the Business, so long as Employee is not directly or indirectly assisting such company in its participation in the Business and is not otherwise engaged in the Business; or (iii) directly or through an affiliate, acquiring, merging or otherwise gaining control, or purchasing an interest in an organization as long as the Business represents less than 10% of the acquiree’s revenue at the time of the transaction. Following the Termination Date, Employee shall not directly or indirectly, and shall not cause any company with which Employee is affiliated to, recruit, solicit or otherwise induce any employee or contractor of the Company to discontinue such employment or contractual relationship or otherwise employ any contractor or employee of the Company within one year following such employee’s or contractor’s separation from the Company. For purposes hereof, the term “Business” shall consist of (A) delivery of medical services, pharmaceuticals or supplies to correctional facilities, and (B) any other business in which the Company is significantly engaged as of the date that Employee ceases to perform duties hereunder.
     (b) Modification. If, at the time of enforcement of this Section 9 a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.
     (c) Enforcement. In the event of the breach by Employee of any of the provisions of this Section 9, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, the parties agreeing economic damages alone are insufficient for a breach.

     10. Notices. All notices hereunder, to be effective, shall be in writing and shall be deemed delivered when delivered by and or when sent by first-class, certified mail, postage and fees prepaid, to the following addresses or as otherwise indicated in writing by the parties:

(i)	If to the Company:

America Service Group, Inc.
105 Westpark Drive, Suite 200
Nashville, TN 37027
Attn: Chief Legal Officer

(ii)	If to Employee:

Michael W. Taylor
3231 Kinnard Springs Road
Franklin, Tennessee 37064
     11. Assignment. This Agreement is based upon the personal services of Employee and the rights and obligations of Employee hereunder shall not be assignable except as herein expressly provided. This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal and legal representatives, executors, administrators, successors, heirs, and distributees, devisees and legatees. All such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee’s devisee, legatee or other designee and if there is no such devisee, legatee or designee, to the Employee’s estate.
     12. Entire Agreement. This Agreement supersedes all prior understandings and agreements with respect to the provisions hereof and contains the entire agreement of the parties. It may only be amended by a specific written amendment appended to this agreement and signed by the parties hereto.
     13. Severability. The provisions of this Agreement are severable, and the invalidity of any provision shall not affect the validity of any other provision. In the event that any arbitrator or court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable because of the duration or scope thereof, the parties hereto agree that said arbitrator or court in making such determination shall have the power to reduce the duration and scope of each provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.
     14. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Employee’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company (except for any severance or termination policies, plans, programs or practices) and for which the Employee may qualify, nor shall anything herein limit or reduce such rights as the Employee may have under any other Agreement with the Company. Amounts which are vested benefits or which the Employee is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

     15. Governing Law. This Agreement shall be construed under the governed by the internal laws of the State of Tennessee, without regard to its conflicts of law principles.
     16. Expenses. The Company shall reimburse Employee for all reasonable and documented legal fees and expenses incurred in connection with the negotiation of this agreement such reimbursement to be paid as soon as practicable but in any event not later than the end of the month following the month in which Employee provides documentation of such fees and expenses.
[Signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a binding contract as of the day and year first above written.

COMPANY: AMERICA SERVICE GROUP INC.
By:	/s/ Richard D. Wright
	Name:	Richard D. Wright
	Title:	Director and Authorized Signatory

EMPLOYEE:
By:	/s/ Michael W. Taylor
Michael W. Taylor

SIGNATURE PAGE TO TAYLOR EMPLOYMENT AGREEMENT

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